                                                            EXHIBIT 12

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)



                                                 YEAR ENDED DECEMBER 31
                                        -------------------------------------

                                           1993   1992   1991   1990    1989
                                           ----   ----   ----   ----   ------


Earnings from continuing operations       $ 343  $ 196  $  73  $ 401   $  358

Provision for income taxes                  268    153    139     84      218

Minority interest                             -      5      6     21       13
                                          -----  -----  -----  -----   ------
 Earnings subtotal (a)                      611    354    218    506      589

Fixed charges included in earnings:
  Interest expense                          304    379    395    419      421
  Interest portion of rentals (b)            55     61     67     60       55
                                          -----  -----  -----  -----   ------
   Subtotal                                 359    440    462    479      476

Earnings available before fixed charges   $ 970  $ 794  $ 680  $ 985   $1,065
                                          =====  =====  =====  =====   ======


Fixed charges:
 Fixed charges included
 in earnings                              $ 359  $ 440  $ 462  $ 479   $  476
 Capitalized interest                        30     34     40     10       23
                                          -----  -----  -----  -----   ------
 Total fixed charges                      $ 389  $ 474  $ 502  $ 489   $  499
                                          =====  =====  =====  =====   ======

Ratio of earnings to fixed charges (a)      2.5    1.7    1.4    2.0      2.1





(a) Includes pretax asset write-downs     $  19  $  50  $ 106  $ 127   $   62
 of:

 The ratio of earnings, excluding asset
 write-downs, to fixed charges would be:    2.5    1.8    1.6    2.3      2.3

(b) Calculated as one-third of operating rental expense.